We consent to the use in this Amendment No.1 to Registration Statement No. 333-00173 of Oakhurst Company, Inc. (formerly Oakhurst Capital, Inc.) on Form S-1 of our report on Oakhurst Company, Inc. dated April 28, 1995 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for income taxes), our report on Dowling's Fleet Service, Inc. dated December 20, 1994 (which expresses an unqualified opinion on the financial statements for the ten months ended July 31, 1994 and the year ended September 30, 1993 and disclaims an opinion on the financial statements for the year ended September 30, 1992 as a result of our being unable to satisfy ourselves concerning inventory quantities as of September 30, 1991) and our report on LBI Corp. d/b/a Puma Products dated February 10, 1995, all appearing in the Prospectus, which is part of the Registration Statement. We also consent to the reference to us under the headings "Experts" and "Selected Consolidated and Unaudited Pro Forma Financial Data" in such Prospectus.

/s/ Deloitte & Touche LLP
-------------------------
Pittsburgh, Pennsylvania

February  7, 1996